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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

   Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange
                                  Act of 1934


      Date of Report (Date of earliest event reported): February 19, 2002

                            Cox Communications, Inc.
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             (Exact name of Registrant as specified in its charter)

                                    Delaware
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         (State or other jurisdiction of incorporation or organization)


        1-6590                                          58-2112288
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(Commission File Number)                (I.R.S. Employer Identification Number)


         1400 Lake Hearn Drive
            Atlanta, Georgia                                           30319
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(Address of principal executive offices)                             (Zip Code)


                                 (404) 843-5000
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              (Registrant's telephone number, including area code)



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ITEM 5.           OTHER EVENTS.

         On February 19, 2002, Cox Communications, Inc. issued the following press release:

       COX COMMUNICATIONS ANNOUNCES ITS INTENTION TO MAKE A ONE-TIME CASH
      PAYMENT TO HOLDERS OF ITS CONVERTIBLE SENIOR NOTES DUE 2021 FOR NOT
                             EXERCISING PUT RIGHTS

         ATLANTA (BUSINESS WIRE) -- Cox Communications, Inc. (NYSE: COX - news) announced today that it will make a one-time cash payment to holders of its Convertible Senior Notes due 2021 (the "Notes") who elect not to require Cox to repurchase their Notes. Pursuant to the terms of the indenture governing the Notes, Cox will become obligated to purchase for cash Notes tendered and not withdrawn before the close of business on February 22, 2002. To each Noteholder not exercising their put right Cox will pay a one-time cash payment of $17.00 for every $1,000 aggregate principal amount at maturity of the Notes held. Cox will make this payment to holders of record as of the close of business on February 25, 2002, as promptly as possible following that date.

         Cox Communications, a Fortune 500 company, serves approximately 6.2 million customers nationwide, making it the nation's fifth largest cable television company. A full-service provider of telecommunications products, Cox offers an array of services, including Cox Cable; advanced digital video programming services under the Cox Digital Cable brand; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox High Speed Internet, Road Runner and Cox Express; and commercial voice and data services via Cox Business Services. Cox is an investor in programming networks including Discovery Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    COX COMMUNICATIONS, INC.


Dated:  February 19, 2002           By:      /s/ Jimmy W. Hayes
                                       ----------------------------------------
                                       Jimmy W. Hayes
                                       Executive Vice President,
                                       Finance and Administration and
                                       Chief Financial Officer